CONSULTING AGREEMENT


THIS AGREEMENT made as of the 29th day of April, 2003.

BETWEEN:
KEVIN BERT FORBES of 11 Robert Street, Gordon NSW 2072
(hereinafter called the "Consultant")
OF THE FIRST PART
AND:
PINE VALLEY COAL PTY LIMITED ACN 103 965 439 of 9 Canberra
Avenue, Greenwich NSW 2065
and/or any of its subsidiary and affiliated companies,

(hereinafter called the "Company")
OF THE SECOND PART
WHEREAS:

A. The Company is desirous of engaging the Consultant who is ready, willing and able, to carry out and provide certain financial services for the Company, including budget preparation, review of project financing, accounting and payroll management, company secretarial services and such other additional services as the Company's Managing Director and the Consultant from time-to -time agree (the "Services") on the terms and conditions, herein set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the premises and of the sums herein provided to be paid by the Company to the Consultant, and of the mutual covenants and undertakings to be performed hereunder, the parties agree as follows:

ARTICLE I
AGREEMENT TO PROVIDE CONSULTING SERVICES

1.01 The Consultant will make himself available to carry out and provide the Company the Services described in Schedule "A" hereto.

1.02 The Consultant will carry out the Services in consultation with the representatives of the Company duly appointed in writing, and covenants to conduct the Services in a businesslike manner, in keeping with professional practices in the industry and in a safe and lawful manner.

ARTICLE II
REPORTING

2.01 The Consultant will provide the Company with regular progress reports, in such form as the Company may reasonably require as outlined in Schedule "A". All reports and copies thereof are to be directed to the Company to the attention of the Managing Director of the Company.

2.02 The information contained in such reports will be the exclusive property of the Company.

2.03 The reports and advice of the Consultant will not be used by the Company for purposes of inducing investment to be made in the Company unless the consent of the Consultant thereto is first given in writing, such consent not to be unreasonably withheld.


ARTICLE III
INDEMNIFICATION

3.01 In the event the Company shall use the advice or report(s) of the Consultant in any way as an inducement or representation to others to rely thereon without the prior written consent of the Consultant and such holding out or representation or inducement shall become the subject of any claim for any loss, demand, cost, damage, action, suit or proceeding whatsoever, the Company covenants to indemnify and save the Consultant harmless therefrom it being understood that such indemnification shall survive termination of this Agreement for a period of two years.

3.02 The Consultant shall indemnify and hold the Company harmless against any claim for any loss, demand, cost, damage, action, suit or proceeding whatsoever other than indirect or consequential loss or loss of profit or economic loss or punitive or exemplary damages, arising from the actions of the Consultant and his/her Consultants, where such action is the direct result of a breach by the Consultant of the terms of this Agreement and is the result of gross negligence or fraud.

3.03 The Company shall indemnify and hold the Consultant harmless against any claim for any loss, demand, cost, damage, action, suit or proceeding whatsoever arising from the actions of the Consultant and his/her Consultants, where such action is the direct result of the Consultant or his/her Consultants performing their duties for the Company, other than as a result of a breach under Article 3.02.


ARTICLE IV
ACCOUNTS - SERVICES AND EXPENSES

4.01 The Consultant shall within fifteen (15) days after the end of each month during which the Services are performed provide the Company with a statement of account supported by receipts and vouchers for out-of-pocket and other reasonable expenses incurred and materials supplied by the Consultant under this Agreement during the period to which such statement relates.

4.02 The Company shall, within fifteen (15) days of receipt at its Sydney office of each itemised statement of account furnished by the Consultant, pay the Consultant for all services, out-of-pocket and other expenses and charges on disbursements shown in such itemised statement of account.

ARTICLE V
TERMINATION

5.01 The Consultant may for any reason and in its sole discretion terminate this Agreement by giving fourteen (14) days notice to the Company to that effect. The Company may for any reason and in its sole discretion terminate this Agreement by giving fourteen (14) days notice to the Consultant to that effect and shall be liable to pay the Consultant for all services and expenses incurred by the Consultant up to and including the effective date of termination.

ARTICLE VI
ASSIGNMENT

6.01 Neither party shall assign any of its rights or obligations under this Agreement without the prior written consent of the other party.


ARTICLE VII
AMENDMENT OF THIS AGREEMENT

7.01 The terms and conditions of this Agreement may be altered only by written form of amendment duly executed by both parties hereto.


ARTICLE VIII
NOTICE

8.01 Any notice required or permitted to be given hereunder by any party shall be in writing and shall be deemed to have been given on the day such notice is delivered to the addresses as set out in the front page of this Agreement, or by facsimile transmission. Notices given by facsimile transmission shall be confirmed in writing delivered within three days, directed to the address of such party herein before set out or such other address of which written notice may be given from time to time; notice sent by registered mail will be deemed to have been delivered at the earlier of the time when the receipt thereof is signed by the addressee and seventy-two (72) hours after the posting thereof in any Post Office in Australia.


ARTICLE IX
FORCE MAJEURE

9.01 If any party is prevented or delayed from performing any of the obligations on its part to be performed hereunder by reason of force majeure, including but not limited to Act's of God, strike, threat of imminent strike, fire, flood, war, insurrection or riot, mob violence or requirement or regulation of government which cannot be overcome by reasonable and lawful means and the use of the facilities normally employed in performing such obligation, then and in any such event, and so often as the same shall occur, any such failure to perform shall not be deemed a breach of this Agreement and the performance of any such obligation shall be suspended during the period of disability, it being understood that if such situation persists more than 14 days, either party may thereupon terminate this Agreement. The parties agree to use all reasonable efforts to remove such causes of disability as may occur from time to time.


ARTICLE X
CONFIDENTIALITY OF INFORMATION

10.01 The Consultant shall take all reasonable precautions to preserve the confidentiality of any information concerning the Services carried out under this Agreement, including information disclosed to the Consultant by the Company or any of its officers, directors, consultants or agents. Other than parties acting on his behalf, Consultant shall prohibit access by any other persons to the information in the absence of permission for such access by the Company.


ARTICLE XI
COVENANT TO REFRAIN AND NOT COMPETE

11.01 Consultant shall refrain from locating any mining claims, acquiring any lease or other property interest, or acting as an agent for any third party to acquire such an interest, within an area which includes all lands within ten
(10) kilometres of the external boundaries of any project owned, directly or indirectly, by the Company ("Project"), in all instances for a period of one
(1) years from the earlier of the date the Consultant completes the Services, or the date that the Consultant resigns, quits, or otherwise terminates this Agreement.

11.02 In the event that the Services are performed on a Project owned or controlled by a third party and the Company's evaluation of such Project is subject to a confidentiality agreement between the third party and the Company, and said confidentiality agreement imposes either a larger area of exclusivity around the Project, or a longer time period than is stipulated in Subsection 11.01, or both, then Consultant agrees to be bound by the same terms as the Company respecting such Project.

ARTICLE XII
APPLICABLE LAW

12.01 This Agreement shall be governed by and any dispute arising hereunder shall be determined in accordance with the laws of the State of New South Wales


ARTICLE XIII
DISPUTES

13.01 Any dispute between the parties concerning any matter arising from this Agreement shall be referred to a mutually agreeable arbitrator who is knowledgeable in the mining and financial industries for arbitration.

13.02 The decision of the arbitrator referred to in Subsection 13.01 shall be final and binding upon the parties.

13.03 Failing agreement on appointment of an arbitrator under Subsection 13.01, any disagreement or dispute shall be resolved by court of law and shall be referred to, and the parties hereby expressly attorn to, the jurisdiction of the Courts of the State of New South Wales.



ARTICLE XIV
ENUREMENT

14.01 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

ARTICLE XV
COUNTERPARTS

15.01 This Agreement may be executed in counterparts, each of which will be deemed to be an original for all purposes but all of which will constitute one in the same agreement.


IN WITNESS WHEREOF the parties hereto have executed this Agreement, the day and year first written above.

CONSULTANT:


SCHEDULE "A"

Description of Services

The provision of advice and assistance with regard to:
Development of financial systems for the company, including accounting systems, reporting systems, invoice payment systems, treasury systems and appropriate software requirements;
Preparation and management of budgets;
Review terms of any project financing;
Put in place appropriate insurance arrangements, including D&O, workers compensation, travel, salary continuance, business interruption;
Manage preparation of all accounts;
Manage certain bank account and cash flow issues; and Provide certain basic company secretarial services.

Plus act as a director, the Public Officer, Company Secretary and Chief Financial Officer of the Company, and any affiliated companies of the Company, that the Company from time-to-time reasonably elects.

The Consultant's Services may be sub-contracted out by the Company to other affiliated companies.

Term

This Agreement will expire on 30th November 2003 unless otherwise extended by mutual agreement of the Company and the Consultant. The Agreement may also be terminated in accordance with Article V of the Agreement.

Compensation

The Consultant will receive:
 a monthly fee of $5,500 (includes Goods & Services Tax of $500) for a workload expected to be some 2-3 days per week; and
 where time requirements regularly exceed 3 days per week, alternative financial arrangements are to be separately negotiated between the parties.

For the avoidance of doubt, the Company has hired the Consultant as a consultant and not as an employee and, as such, the Company will not be required to pay the Consultant nor will the Consultant be entitled to any annual leave, sick leave, long service leave, superannuation or other similar payments. Such obligations are the sole responsibility of the Consultant.

The Company will also be obliged to reimburse the Consultant for all reasonable out-of-pocket expenses plus such applicable Goods & Services Tax.
Consulting Agreement